N E W S R E L E A S E

THE BANK OF KENTUCKY ANNOUNCES FIRST

QUARTERLY DIVIDEND OF $0.17 PER SHARE

CRESTVIEW HILLS, KENTUCKY, March 18, 2013 - The Bank of Kentucky Financial Corporation (NASDAQ: BKYF) announced a quarterly cash dividend of $0.17 per common share, payable on April 19, 2013 to shareholders of record as of April 5, 2013. As previously disclosed, in September 2012 the Board of Directors voted to change from a semi-annual cash dividend to a quarterly cash dividend, commencing with the fourth quarter of 2012. The quarterly dividend, if annualized, represents a 6% increase over the amount of semi-annual dividends declared and paid in 2012. The $0.17 per common share is equal to the dividend paid in January of 2013.

About The Bank of Kentucky Financial Corporation

The Bank of Kentucky Financial Corporation, a bank holding company with assets of approximately $1.844 billion, offers banking and related financial services to both individuals and business customers through its subsidiary, The Bank of Kentucky, Inc. (the “Bank”).  The Bank operates thirty-three branch locations and fifty-six ATMs.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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